Exhibit 99.1

News

Investor Contact:
Logan Bonacorsi
lbonacorsi@caleres.com

Caleres Reports First Quarter 2020 Results

ST. LOUIS, June 4, 2020 - Caleres (NYSE: CAL, caleres.com), today announced financial results for the first quarter ended May 2, 2020. Following a strong start to the year, first quarter 2020 results were significantly impacted by the COVID-19 health crisis and subsequent closures of the company’s retail stores along with the closure of its wholesale partners’ store operations. Despite this, actions taken by Caleres to preserve cash, protect liquidity and capitalize on its enhanced capabilities enabled the company to finish the first quarter with cash levels consistent with when the stores closed in mid-March and the financial flexibility necessary to operate in this dynamic environment.

First Quarter 2020 Highlights

Operating Results: (13-weeks ended May 2, 2020 compared to 13-weeks ended May 4, 2019)
•	Net Sales were $397.2 million compared to $677.8 million in the first quarter of fiscal 2019;
–	Famous Footwear total sales of $191.3 million, down 45.7 percent with same-store-sales up 12.8 percent through mid-March, and up 12.6 percent for the entire quarter; and
–	Brand Portfolio sales of $217.2 million, down 36.3 percent.
•	Gross profit was $121.9 million, while gross margin was 30.7 percent and adjusted gross margin was 39.5 percent, excluding additional markdowns associated with COVID-19;
•	SG&A expense of $225.2 million, down $36.9 million compared to first quarter 2019;
•	Net loss of $345.8 million or a loss of $8.95 per diluted share compared to net income of $9.1 million, or $0.22 per diluted share in the first quarter of fiscal 2019. The loss of $8.95 per share includes $7.56 of adjustments related to COVID-19, consisting primarily of non-cash impairments; and
•	Adjusted net loss was $50.4 million; or an adjusted loss of $1.30 per diluted share compared to adjusted net income of $15.0 million, or adjusted earnings of $0.36 per diluted share in the first quarter of fiscal 2019.

Liquidity and Capital Allocation:

•	Ended the quarter with $187.7 million of cash and $438.5 million of revolving credit facility borrowings;
•	Increased the available borrowing capacity of the revolving credit facility from $500 million to $600 million with no significant debt maturities until 2023;
•	Reduced inventory by 9.7 percent at quarter end from the same period last year, reflecting actions to cancel seasonal orders and delay on-order receipts; and
•	Returned $15.7 million to shareholders during the quarter through its long-standing quarterly dividend and share repurchases.

“This past quarter represented a period of tremendous uncertainty and challenge for the global community, our consumers and our company,” said Diane Sullivan, chief executive officer, president and chairman. “After a strong start – with year-over-year sales at Famous Footwear up nearly 13 percent through mid-March – Caleres pivoted sharply to address the rapidly escalating global health crisis. We temporarily closed our entire network of Famous Footwear and branded retail stores; instituted work from home capabilities for the vast majority of our Associates; shifted our focus to ecommerce; and repurposed our Allen Edmonds factory to assist in the production of personal protective equipment to support frontline healthcare workers.”

“The Caleres team has risen to the occasion during the current crisis – adapting to the quickly moving market environment, serving our consumers consistently, providing security of supply to our retail partners and showing compassion to our communities. While we are taking a realistic view of the broader economic recovery, we are encouraged by the reception we have seen in the regions where our stores are now open.  Looking ahead, as consumers move to their next version of normal, we expect they will gravitate to trusted and well-known brands that stand for value and continuity – and we have a powerful suite of them. At the same time, we plan to manage our brand portfolio as intensely as ever and will be adjusting our offerings to ensure we are anticipating and addressing evolving consumer preferences and needs,” said Sullivan.

COVID-19 Mitigation Efforts

Caleres took swift and decisive actions to manage through the economic shutdown. Early in the quarter, the company established a leadership response team tasked with addressing the challenges of operating in an environment of significantly reduced economic activity. By March 19, the company had temporarily shuttered its entire brick and mortar fleet. Subsequently, the company:

•	Aligned its workforce and related expenses to meet the needs of a lower demand environment;
•	Managed inventory levels – continuously balancing supply and demand;
•	Leveraged strong partnerships to reduce product receipts and extend payment terms;
•	Began negotiations to modify leases, including the deferral and abatement of certain lease payments;
•	Eliminated or deferred all non-essential capital projects;
•	Expanded ecommerce sales by capitalizing on the significant enhancements in its omni channel capabilities;
•	Utilized expansive network of temporarily closed brick and mortar stores as distribution centers to support increased ecommerce business;
•	Adapted buy online, pick-up-in-store capability to include a contactless curbside pickup option; and
•	Implemented health and safety measures to ensure a comfortable work environment and shopping experience for returning Associates and customers.

Operations Update

On May 11, Caleres initiated a careful and systematic reopening of its Famous Footwear and branded retail stores.  To date, the company has successfully resumed in-store operations at approximately 625 locations, including 555 Famous Footwear stores, or approximately 60 percent of the store fleet. Caleres expects nearly 90 percent of its Famous Footwear stores to be open by late-June with the remaining locations – primarily in regions heavily impacted by the virus and still under state and local closure restrictions – reopening when it is safe to do so.

In recent weeks, the company has seen continued strength in its ecommerce-related businesses and sales at the stores that have reopened are running ahead of expectations with the Famous Footwear stores running ahead of last year. Importantly, Caleres was successful in maintaining its skilled Associate base through the course of the shutdown, and has achieved a nearly 95 percent retention rate among store managers at stores reopened so far. Caleres views this continuity as instrumental in maintaining the high level of service and quality of experience its customers have come to expect.

“We shifted quickly taking a series of deliberate steps to reduce costs and preserve cash, while working to maximize ecommerce sales during the period of stores closures,” said Ken Hannah, senior vice president and chief financial officer.  “We reduced capital spending – cutting 40 percent from the planned 2020 budget – exercised the accordion feature of our revolving credit facility in order to boost liquidity; implemented a disciplined cash management process; tightly managed our inventory position to ensure our inventory balance was in line with demand; and leveraged our prior investments to expand ecommerce-related sales at Famous Footwear and across our branded portfolio sites.”

2020 Guidance

Given the evolving nature of today’s retail marketplace, we continue to plan for multiple scenarios while remaining intensely focused on the disciplined management of inventory and expense. However, due to the ongoing business disruption and substantial uncertainty surrounding the impact of COVID-19, the company is not providing formal financial guidance for fiscal year 2020.

Investor Conference Call

Caleres will host an investor conference call at 4:30 p.m. ET today, Thursday, June 4.  The webcast and slides will be available at investor.caleres.com/news/events.  A live conference call will be available at (877) 217-9089 for analysts in North America or (706) 679-1723 for international analysts by using the conference ID 7665925. A replay will be available at investor.caleres.com/news/events/archive for a limited period.  Investors may also access the replay by dialing (855) 859-2056 in North America or (404) 537-3406 internationally and using the conference ID 7665925 through Wednesday, June 17.

Definitions

All references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings attributable to Caleres, Inc. and diluted earnings per common share attributable to Caleres, Inc. shareholders, are presented as net earnings and earnings per diluted share, respectively.

Non-GAAP Financial Measures

In this press release, the company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the company provides historic and estimated future gross profit, operating earnings, EBITDA (earnings before interest, taxes, depreciation, and amortization), net earnings and earnings per diluted share adjusted to exclude certain gains, charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) the recent coronavirus outbreak and its adverse impact on our business operations, store traffic and financial condition (ii) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions and other factors; (iii) impairment charges resulting from a long-term decline in our stock price; (iv) rapidly changing fashion trends and consumer preferences and purchasing patterns; (v) intense competition within the footwear industry; (vi) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (vii) imposition of tariffs; (viii) the ability to accurately forecast sales and manage inventory levels; (ix) cybersecurity threats or other major disruption to the company’s information technology systems; (x) customer concentration and increased consolidation in the retail industry; (xi) transitional challenges with acquisitions; (xii) a disruption in the company’s distribution centers; (xiii) foreign currency fluctuations; (xiv) changes to tax laws, policies and treaties; (xv) the ability to recruit and retain senior management and other key associates; (xvi) compliance with applicable laws and standards with respect to labor, trade and product safety issues; (xvii) the ability to maintain relationships with current suppliers; (xviii) the ability to attract, retain, and maintain good relationships with licensors and protect our intellectual property rights; and (xix) the ability to secure/exit leases on favorable terms. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended February 1, 2020, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

# # #

About Caleres

Caleres is a diverse portfolio of global footwear brands.  Our products are available virtually everywhere - in the more than 1,100 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites.  Famous Footwear offers great casual and athletic brands for the entire family with convenient, curated, affordable collections.  Sam Edelman keeps expressive women in step with the latest trends in a playful, whimsical way.  Naturalizer shoes are beautiful from the inside out, with elegant simplicity and legendary fit re-imagined for today’s consumer.  Allen Edmonds combines old world craft with new world technology to create luxe footwear for the discerning man who wants sophisticated, modern classics.  Rounding out our family of brands are Vionic, Vince, Franco Sarto, Dr. Scholl’s Shoes, LifeStride, Blowfish Malibu, Bzees, Circus by Sam Edelman and Ryka.  Combined, these brands make Caleres a company with both a legacy and a mission.  Our legacy is our more than 140 years of craftsmanship and our passion for fit, while our mission is to continue to inspire people to feel great… feet first. Visit caleres.com to learn more about us.

SCHEDULE 1

CALERES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

	(Unaudited)
	Thirteen Weeks Ended
(Thousands, except per share data)	May 2, 2020	May 4, 2019
Net sales	$397,184	$677,754
Cost of goods sold	275,286	397,918
Gross profit	121,898	279,836
Selling and administrative expenses	225,194	262,111
Impairment of goodwill and intangible assets	262,719	—
Restructuring and other special charges, net	60,196	856
Operating (loss) earnings	(426,211)	16,869
Interest expense, net	(9,478)	(7,340)
Other income, net	3,585	2,619
(Loss) earnings before income taxes	(432,104)	12,148
Income tax benefit (provision)	85,932	(3,063)
Net (loss) earnings	(346,172)	9,085
Net (loss) earnings attributable to noncontrolling interests	(334)	2
Net (loss) earnings attributable to Caleres, Inc.	$(345,838)	$9,083

Basic (loss) earnings per common share attributable to Caleres, Inc. shareholders	$(8.95)	$0.22

Diluted (loss) earnings per common share attributable to Caleres, Inc. shareholders	$(8.95)	$0.22

SCHEDULE 2

CALERES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 2, 2020	May 4, 2019	February 1, 2020
(Thousands)
ASSETS
Cash and cash equivalents	$187,717	$35,778	$45,218
Receivables, net	145,333	148,487	162,181
Inventories, net	585,307	648,145	618,406
Prepaid expenses and other current assets	91,433	54,902	56,494
Total current assets	1,009,790	887,312	882,299

Lease right-of-use assets	648,534	735,282	695,594
Property and equipment, net	200,800	236,257	224,846
Goodwill and intangible assets, net	273,648	548,508	539,579
Other assets	90,913	85,711	89,389
Total assets	$2,223,685	$2,493,070	$2,431,707

LIABILITIES AND EQUITY
Borrowings under revolving credit agreement	$438,500	$318,000	$275,000
Trade accounts payable	297,557	289,071	267,018
Lease obligations	160,138	136,005	127,869
Other accrued expenses	181,344	168,224	181,063
Total current liabilities	1,077,539	911,300	850,950

Noncurrent lease obligations	601,133	662,750	629,032
Long-term debt	198,506	198,046	198,391
Other liabilities	61,384	92,342	104,204
Total other liabilities	861,023	953,138	931,627

Total Caleres, Inc. shareholders’ equity	282,296	627,236	645,950
Noncontrolling interests	2,827	1,396	3,180
Total equity	285,123	628,632	649,130
Total liabilities and equity	$2,223,685	$2,493,070	$2,431,707

SCHEDULE 3

CALERES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Thirteen Weeks Ended
(Thousands)	May 2, 2020	May 4, 2019
OPERATING ACTIVITIES:
Net cash provided by operating activities	$728	$49,910

INVESTING ACTIVITIES:
Purchases of property and equipment	(3,523)	(18,443)
Capitalized software	(977)	(2,917)
Net cash used for investing activities	(4,500)	(21,360)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	168,500	84,000
Repayments under revolving credit agreement	(5,000)	(101,000)
Dividends paid	(2,810)	(2,947)
Acquisition of treasury stock	(12,932)	—
Issuance of common stock under share-based plans, net	(906)	(2,559)
Other	(323)	(394)
Net cash provided by (used for) financing activities	146,529	(22,900)
Effect of exchange rate changes on cash and cash equivalents	(258)	(72)
Increase in cash and cash equivalents	142,499	5,578
Cash and cash equivalents at beginning of period	45,218	30,200
Cash and cash equivalents at end of period	$187,717	$35,778

SCHEDULE 4

CALERES, INC.
RECONCILIATION OF NET EARNINGS (LOSS) AND DILUTED EARNINGS (LOSS) PER SHARE (GAAP BASIS) TO ADJUSTED NET EARNINGS (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE (NON-GAAP BASIS)

	(Unaudited)
	Thirteen Weeks Ended
	May 2, 2020			May 4, 2019
(Thousands, except per share data)	Pre-Tax Impact of Charges/Other Items	Net (Loss) Earnings Attributable to Caleres, Inc.	Diluted (Loss) Earnings Per Share	Pre-Tax Impact of Charges/Other Items	Net Earnings Attributable to Caleres, Inc.	Diluted Earnings Per Share

GAAP (loss) earnings		$(345,838)	$(8.95)		$9,083	$0.22

Charges/other items:
Goodwill and intangible asset impairment charges	$262,719	218,506	5.66	$—	—	—
COVID-19-related expenses (1)	93,612	73,338	1.90	—	—	—
Fair value adjustment to Blowfish purchase obligation	3,233	2,401	0.06	—	—	—
Brand Portfolio - business exits	1,598	1,187	0.03	1,905	1,415	0.03
Vionic acquisition and integration-related costs	—	—	—	6,118	4,544	0.11
Total charges/other items	$361,162	$295,432	$7.65	$8,023	$5,959	$0.14
Adjusted (loss) earnings		$(50,406)	$(1.30)		$15,042	$0.36

(1) Represents costs associated with the economic impact of the COVID-19 pandemic, primarily consisting of impairment charges associated with property and equipment and lease right-of-use assets, inventory markdowns, expenses associated with factory order cancellations and provision for expected credit losses.

SCHEDULE 5

CALERES, INC.
SUMMARY FINANCIAL RESULTS BY SEGMENT

SUMMARY FINANCIAL RESULTS

	(Unaudited)
	Thirteen Weeks Ended
	Famous Footwear		Brand Portfolio		Eliminations and Other		Consolidated
(Thousands)	May 2, 2020	May 4, 2019	May 2, 2020	May 4, 2019	May 2, 2020	May 4, 2019	May 2, 2020	May 4, 2019
Net sales	$191,252	$352,165	$217,238	$341,050	$(11,306)	$(15,461)	$397,184	$677,754
Gross profit	69,093	152,693	53,393	126,860	(588)	283	121,898	279,836
Adjusted gross profit	75,051	152,693	82,449	134,027	(588)	283	156,912	287,003
Gross profit rate	36.1%	43.4%	24.6%	37.2%	5.2%	(1.8)%	30.7%	41.3%
Adjusted gross profit rate	39.2%	43.4%	38.0%	39.3%	5.2%	(1.8)%	39.5%	42.3%
Operating (loss) earnings	(67,540)	10,813	(345,748)	12,929	(12,923)	(6,873)	(426,211)	16,869
Adjusted operating (loss) earnings	(45,578)	10,813	(10,138)	20,705	(12,566)	(6,626)	(68,282)	24,892
Operating (loss) earnings %	(35.3)%	3.1%	(159.2)%	3.8%	114.3%	44.5%	(107.3)%	2.5%
Adjusted (loss) operating earnings %	(23.8)%	3.1%	(4.7)%	6.1%	111.1%	42.9%	(17.2)%	3.7%
Same-store sales % (on a 13-week basis)	12.6%	(1.0)%	(24.8)%	(8.6)%	—%	—%	—%	—%
Number of stores	934	985	203	230	—	—	1,137	1,215

RECONCILIATION OF ADJUSTED RESULTS (NON-GAAP)

	(Unaudited)
	Thirteen Weeks Ended
	Famous Footwear		Brand Portfolio		Eliminations and Other		Consolidated
(Thousands)	May 2, 2020	May 4, 2019	May 2, 2020	May 4, 2019	May 2, 2020	May 4, 2019	May 2, 2020	May 4, 2019
Gross profit	$69,093	$152,693	$53,393	$126,860	$(588)	$283	$121,898	$279,836
Charges/Other Items:
COVID-19-related expenses	5,958	—	27,458	—	—	—	33,416	—
Brand Portfolio - business exits	—	—	1,598	1,355	—	—	1,598	1,355
Vionic acquisition and integration-related costs	—	—	—	5,812	—	—	—	5,812
Total charges/other items	5,958	—	29,056	7,167	—	—	35,014	7,167
Adjusted gross profit	$75,051	$152,693	$82,449	$134,027	$(588)	$283	$156,912	$287,003
Operating (loss) earnings	$(67,540)	$10,813	$(345,748)	$12,929	$(12,923)	$(6,873)	$(426,211)	$16,869
Charges/Other Items:
Goodwill and intangible asset impairment charges	—	—	262,719	—	—	—	262,719	—
COVID-19-related expenses	21,962	—	71,293	—	357	—	93,612	—
Brand Portfolio - business exits	—	—	1,598	1,905	—	—	1,598	1,905
Vionic acquisition and integration-related costs	—	—	—	5,871	—	247	—	6,118
Total charges/other items	21,962	—	335,610	7,776	357	247	357,929	8,023
Adjusted operating (loss) earnings	$(45,578)	$10,813	$(10,138)	$20,705	$(12,566)	$(6,626)	$(68,282)	$24,892

SCHEDULE 6

CALERES, INC.
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE RECONCILIATION

	(Unaudited)
	Thirteen Weeks Ended
(Thousands, except per share data)	May 2, 2020	May 4, 2019

Net (loss) earnings attributable to Caleres, Inc.:
Net (loss) earnings	$(346,172)	$9,085
Net loss (earnings) attributable to noncontrolling interests	334	(2)
Net (loss) earnings attributable to Caleres, Inc.	(345,838)	9,083
Net earnings allocated to participating securities	—	(283)
Net (loss) earnings attributable to Caleres, Inc. after allocation of earnings to participating securities	$(345,838)	$8,800

Basic and diluted common shares attributable to Caleres, Inc.:
Basic common shares	38,649	40,741
Dilutive effect of share-based awards	—	60
Diluted common shares attributable to Caleres, Inc.	38,649	40,801

Basic (loss) earnings per common share attributable to Caleres, Inc. shareholders	$(8.95)	$0.22

Diluted (loss) earnings per common share attributable to Caleres, Inc. shareholders	$(8.95)	$0.22

SCHEDULE 7

CALERES, INC.
BASIC AND DILUTED ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION

	(Unaudited)
	Thirteen Weeks Ended
(Thousands, except per share data)	May 2, 2020	May 4, 2019

Adjusted net (loss) earnings attributable to Caleres, Inc.:
Adjusted net (loss) earnings	$(50,740)	$15,044
Net loss (earnings) attributable to noncontrolling interests	334	(2)
Adjusted net (loss) earnings attributable to Caleres, Inc.	(50,406)	15,042
Net earnings allocated to participating securities	—	(472)
Adjusted net (loss) earnings attributable to Caleres, Inc. after allocation of earnings to participating securities	$(50,406)	$14,570

Basic and diluted common shares attributable to Caleres, Inc.:
Basic common shares	38,649	40,741
Dilutive effect of share-based awards	—	60
Diluted common shares attributable to Caleres, Inc.	38,649	40,801

Basic adjusted (loss) earnings per common share attributable to Caleres, Inc. shareholders	$(1.30)	$0.36

Diluted adjusted (loss) earnings per common share attributable to Caleres, Inc. shareholders	$(1.30)	$0.36